Exhibit 99.(h)(4)

EXECUTION COPY

ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of August 11, 2009 by and between Third Avenue Trust, an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Fund”), and Third Avenue Management LLC, a Delaware limited liability company (the “Administrator”). All capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A. The Fund wishes to retain Administrator to provide certain administration services to the Fund’s investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and Administrator wishes to furnish such services.

B. Pursuant to the Sub-administration Agreement dated January 28, 2009 and amended July 31, 2009, PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (the “Sub-Administrator) provides sub-administration services to the Administrator as set forth on Exhibit B attached hereto.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints Administrator to provide administration services to each of the Portfolios, in accordance with the terms set forth in this Agreement. Administrator accepts such appointment and agrees to furnish such services. Administrator shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by the Fund and the Administrator in a written amendment hereto. Administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

     (a) Unless otherwise provided in this Agreement, Administrator shall act only upon Oral Instructions or Written Instructions.

     (b) Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Administrator to be an Authorized Person) pursuant to this Agreement. Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until Administrator receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by Administrator or its affiliates) so that Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or Administrator's ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

     (a) Advice of the Fund. If Administrator is in doubt as to any action it should or should not take, Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) Advice of Counsel. If Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, Administrator may request advice from counsel of its own choosing and at its own expense (who may be counsel for the Fund, at the option of the Fund).

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions Administrator receives from the Fund and the advice Administrator receives from counsel, Administrator may rely upon and follow the advice of its counsel.

     (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4. Records; Visits.

     (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of Administrator shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during Administrator's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by Administrator to the Fund or to an Authorized Person, at the Fund's expense.

     (b) Administrator shall keep the following records:

(i)	all books and records with respect to each Portfolio's books of account;

(ii)	records of each Portfolio's securities transactions; and

(iii)	all other books and records as Administrator is required to maintain pursuant to Rule 31a-1 of the 1940 Act or other applicable federal or state law, rule or regulation in connection with the services provided hereunder.

5. Confidentiality. Each party shall keep confidential any information relating to the other party's business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Administrator or the Fund, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Administrator or the Fund a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained, provided, however, that such information was not subject to a duty of confidentiality when it was received by such party; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law, provided that the receiving party promptly notifies the disclosing party of any such request, to the extent such notice is permitted, so that disclosing party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; provided, however, that, prior to the use of such information, the receiving party shall obtain the written consent of the disclosing party, which consent shall not be unreasonably withheld; (g) is Fund information provided by Administrator in connection with an independent third party compliance or other review; provided, however, that the third party to whom the information is disclosed be subject to a duty of confidentiality substantially similar to that contained in this Agreement; (h) is reasonably necessary for Administrator to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 6 shall survive termination of this Agreement for a period of three (3) years after such termination. The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. Liaison with Accountants. Administrator shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. Administrator’s System. Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Administrator in connection with the services provided by Administrator to the Fund.

8. Disaster Recovery. Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions and inform the Fund promptly of any such service disruptions. Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by Administrator's own intentional misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

9. Compensation.

     (a) As compensation for services rendered by Administrator during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to Administrator a fee or fees as may be agreed to in writing by the Administrator and the Fund.

     (b) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to Administrator the fees set forth in the applicable fee letter.

10. Standard of Care/Limitation of Liability.

     (a) Subject to the terms of this Section 10, Administrator shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by Administrator’s own intentional misconduct, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

     (b) Neither party shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Notwithstanding the foregoing, if a party is unable to perform hereunder due to one of the events listed in this section, such party will use reasonable commercial efforts to notify the other party of its inability to perform and will use reasonable commercial efforts to recommence performance as soon as practicable.

     (c) Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which Administrator reasonably believes to be genuine. Administrator shall not be liable for any damages that are caused by actions or omissions taken by Administrator in accordance with Written Instructions or advice of counsel. Administrator shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

     (d) Neither party nor its affiliates shall be liable to the other party for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.

     (e) No party may assert a cause of action against Administrator or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

     (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (g) This Section 10 shall survive termination of this Agreement.

11. Indemnification. Absent Administrator’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless Administrator and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Fund; and (b) any action taken or omitted to be taken by Administrator in connection with the provision of services to the Fund. This Section 11 shall survive termination of this Agreement.

Absent the Fund’s intentional misconduct, bad faith, negligence or reckless disregard of its duties under this Agreement, Administrator agrees to indemnify, defend and hold harmless the Fund and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising in connection with the provision of services hereunder.

In any instance in which one party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation in which it believes presents or appears likely to present a claim for indemnification against the Indemnified Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party reasonably advised with respect to developments concerning the situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not admit wrongdoing or make any compromise in any case in which Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior consent.

12. Description of Administration Services on a Continuous Basis. Administrator will perform the administration services with respect to each Portfolio as set forth on Exhibit B.

13. Duration and Termination. This Agreement shall continue until terminated by the Administrator or by the Fund on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by Administrator, will be borne by the Fund.

14. Notices. Notices shall be addressed (a) if to Administrator, at 622 Third Avenue, 32nd Floor, New York, NY 10017, Attention: General Counsel (or such other address as Administrator may inform the Fund in writing); (b) if to the Fund, at 622 Third Avenue, 32ndFloor, New York, NY 10017, Attention: General Counsel (or such other address as the Fund may inform Administrator in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger or overnight courier, it shall be deemed to have been given on the day it is delivered.

15. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

16. Assignment. Administrator may assign its rights hereunder to any majority-owned direct or indirect subsidiary of Administrator , provided that PFPC gives the Fund thirty (30) days' prior written notice of such assignment.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21. Miscellaneous.

     (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Administrator hereunder without the prior written approval of Administrator, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by Administrator under this Agreement shall not be materially increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

     (b) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of Administrator are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

     (c) The Fund will provide such information and documentation as Administrator may reasonably request in connection with services provided by Administrator to the Fund.

     (d) This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

     (e) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

     (f) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (g) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of Administrator’s affiliates are financial institutions, and Administrator may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. Administrator may also ask (and may have already asked) for additional identifying information, and Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THIRD AVENUE TRUST

By:	/s/ Vincent J. Dugan
Name:	Vincent J. Dugan
Title:	Treasurer

THIRD AVENUE MANAGEMENT LLC

By:	/s/ Vincent J. Dugan
Name:	Vincent J. Dugan
Title:	Chief Financial Officer

EXHIBIT A

     THIS EXHIBIT A, dated as of August 11, 2009 is Exhibit A to that certain Administration Agreement dated as of August 11, 2009 between Third Avenue Trust and Third Avenue Management LLC.

Portfolios

Fund Name	CUSIP	Ticker

Third Avenue Value Fund	884116104	TAVFX
Third Avenue Small-Cap Value Fund	884116203	TASCX
Third Avenue Real Estate Value Fund	884116401	TAREX
Third Avenue International Value Fund	884116500	TAVIX
Third Avenue Focused Credit Fund Institutional Class	884116708	TFCIX
Third Avenue Focused Credit Fund Investor Class	884116609	TFCVX

Exhibit B

Description of Administration Services

The following schedule sets for the services to be provided by PNC under the Sub-Administration Agreement as well as those services that Administrator will perform in relation to this Agreement with the Fund.

Services Related to Mutual Fund Administration
Admin Duties
	PNC	TAM
Blue Sky Administration

• Receiving daily sales figures.	X
• Receiving daily sales figures broken down by state from Charles
Schwab or other mutual fund marketplaces (if applicable).	X
• Produce daily warning report for sales in excess of pre-determined
percentage.	X
• Analyze all sales data to determine trends within any state.	X
• Produce and mail the following required filings:
- initial filings – produce all required forms including notification of SEC
effectiveness.	X	X
- renewals – produce all renewal documents and mail to states, including
follow-up to ensure all is in order to continue selling in states.	X
- sales reports – produce all relevant sales reports for the states and
complete necessary documents to properly file sales reports with states.	X
- prospectus filings – file all copies of definitive SAI and prospectuses with
the states which require notification.		X
- post-effective amendment filing – file all post-effective amendments with
the states which require notification, as well as any other required documents.		X
• On demand additional states – complete filing for any states that the
Fund would like to add.	X
• Amendments to current permits – file in a timely manner any
amendment to registered share amounts.	X
• Update and file hard copy of all data pertaining to individual permits.	X

Processing and Payment of Bills
• Centralized contact to receive all invoices for Fund operating expenses.		X
• Voucher invoices for authorization / money movement instructions	X
• Distribution of approved vouchers for payment / recording	X
• Monitoring bank statement for appropriate money movement and
timing	X
• Ensure proper wire instructions for expenses paid by wire transfer	X	X
• Coordinate mailing of checks to various vendors	X
TAM - Fund Officer - to Approve all Invoices and authorize
payment

Completion of Industry Questionnaires
• Preparation of monthly and quarterly questionnaires directly associated
with the operations of the Portfolios	X	X

Preparation of Quarterly Reports
• Preparation of the initial draft of Schedule of Investments for the
Portfolios’ fiscal quarter ends.	X
• Coordination to receive market/Fund commentary from Funds’ adviser.		X
• Centralized area to receive and implement comments and changes.		X
• Coordination and timing with printer.		X
• Review content of draft copies prior to printing.		X
TAM - Approve and Provide Certification for filing

Preparation of Semi-Annual Reports and Annual Reports
• Preparation of the initial draft of Schedule of Investments, Statements of Assets and Liabilities, Operations and Changes, Financial Highlights and
Footnotes to Financial Statements.	X
• Contact for auditors regarding questions / comments relating to the
Financial Statements / process.		X
• Timely delivery of properly formatted tape of registered shareholders to
ADP for quarterly report mailing.		X
• Centralized contact for receipt of president’s letter, audit opinion letter
and letter of internal controls.		X
• Centralized area to receive and implement comments and changes.		X
• Coordination and timing with printer.		X
• Review content of draft copies prior to printing.		X
• Average Net Assets / Ratio Analysis.	X	X
TAM - Approve and Provide Certification for filing

Management Reporting
• Daily, Schedule of Investment Report delivered electronically		X

Completion and Filing of N-SARs
• Preparation of N-SARs semi-annually.	X
• Review of N-SARs semi-annually.		X
TAM - Approve and Provide Signature Pages for filing
• Filing of N-SARs.	X

State and Local Tax Information
• Distribution notice to brokers.	X	X
• Calculation of US Treasury / Agency percent of ordinary distribution.		X
• Preparation of 1099-DIV insert cards.		X
• Coordination with printer, mailroom for 1099-DIV insert cards.	X
• Review of 1099-DIV insert prior to printing.		X
• Calculation of Corporate Dividends Received Deduction percentage to
submit to audit firm for review.		X

Regulatory Compliance
Compliance – Federal Investment Company Act of 1940
1. Review, report and renew
a. investment advisory contracts		X
b. fidelity bond		X

c. underwriting contracts		X
d. administration contracts		X
e. accounting contracts		X
f. custody administration contracts		X
g. transfer agent and stockholder services		X
2. Filings
a. N-1A (prospectus), post-effective amendment and supplements
(“stickers”)		X
b. 24f-2 indefinite registration of shares	X
c. filing fidelity bond under 17g-1		X
d. filing stockholder reports under 30b2-1, NSAR & NSCR		X
e. filing form NP-X		X
3. Annual updates of biographical information and questionnaires for
Trustees and Officers		X

Corporate Business and Stockholder/Public Information
A. Trustees/Management
1. Preparation of meetings (board of trustee & audit committee)		X
a. agendas – all necessary items of compliance		X
b. arrange and conduct meetings		X
c. prepare minutes of meetings		X
d. keep attendance records		X
e. maintain corporate records/minute book		X
B. Coordinate Proposals
1. Printers		X
2. Auditors		X
3. Literature fulfillment		X
4. Insurance		X
C. Maintain Corporate Calendars and Files		X
D. Release Corporate Information
1. To stockholders		X
2. To financial and general press		X
3. To industry publications	X	X
a. distributions (dividends and capital gains)	X	X
b. tax information		X
c. changes to prospectus		X
d. letters from management		X
e. portfolios’ performance	X	X
E. Communications to Stockholders
1. Coordinate printing and distribution of annual, semi-annual, quarterly
reports and prospectus		X

Financial and Management Reporting
A. Income and Expenses
1. Monitoring of expenses and expense accruals (monthly)		X
2. Checking Account Reconciliation (monthly)		X
3. Calculation of advisory fee and reimbursements to Fund (if applicable)	X	X
4. Calculation of average net assets.	X	X
B. Distributions to Stockholders
1. Projections of distribution amounts		X

2. Calculations of dividends and capital gain distributions (in conjunction
with the Funds and their auditors)		X
a. compliance with income tax provisions		X
b. compliance with excise tax provisions		X
c. compliance with Investment Company Act of 1940	X	X
C. Financial Reporting
1. Liaison between fund management, independent auditors and printers
for stockholder reports		X
2. Preparation of financial statements for required SEC post-effective
filings (if applicable)		X
3. Portfolio turnover calculations	X
4. Calculation of performance	X	X
D. Subchapter M Compliance (monthly)
1. Asset diversification test	X	X
E. Other Financial Analyses
1. Upon request from fund management, other budgeting and analyses can
be constructed to meet specific needs (additional fees may apply)\		X
2. Sales information, portfolio turnover (monthly)	X
3. Assist independent auditors on return of capital presentation, excise tax
calculation		X
4. Performance (total return-after-tax) calculation (monthly)	X
5. IRS Form 1099 Miscellaneous preparation, mailing & IRS filing	X
6. Analysis of interest derived from various Government obligations
(annual) (if interest income was distributed in a calendar year)		X
F. Review and Monitoring Functions (monthly)
1. Review expense and reclassification entries to ensure proper update		X
2. Perform various reviews to ensure accuracy of subscription/liquidation schedules, Accounting (the monthly expense analysis) and Custody (review of
daily bank statements to ensure accurate money movement).		X
3. Review accruals and expenditures where applicable		X

APPENDIX A

Definitions.

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)	“Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(e)	“Oral Instructions” mean oral instructions received by Administrator from an Authorized Person or from a person reasonably believed by Administrator to be an Authorized Person. Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“SEC” means the Securities and Exchange Commission.

(g)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(h)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(i)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by Administrator to be an Authorized Person) and received by Administrator or (ii) trade instructions transmitted (and received by Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

Third Avenue Management LLC

Fund Administration Fee Schedule

Third Avenue Trust

Annual Fee	$174,590 plus 50% of the difference between (i) $191,022 plus .01% of Third Avenue Trust’s average net assets in excess of $1 billion and (ii) $174,590